Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Record Fourth Quarter Per Share Net Income and

Core Operating Income of $8.03 and $8.30, Up 156.5% and 107.5%,

Respectively; Consolidated Net Premiums Written of $11.6 Billion,

Up 13.4%, with P&C Up 12.5%; P&C Combined Ratio of 85.5%;

Record Full-Year Per Share Net Income and Core Operating

Income of $21.80 and $22.54, Up 75.9% and 48.5%, Respectively;

Consolidated Net Premiums Written of $47.4 Billion, Up 13.5%,

with P&C Up 9.9%; Record P&C Combined Ratio of 86.5%

QUARTER

•

Net income and core operating income were records at $3.30 billion and $3.41 billion, respectively, up 151.7% and 103.6%, which included a one-time deferred tax benefit of $1.14 billion, or $2.76 per share, related to the enactment of Bermuda’s new income tax law (tax benefit). Excluding the tax benefit, net income and core operating income were $2.16 billion and $2.27 billion, respectively, up 65.1% and 35.8%, and on a per share basis were $5.27 and $5.54.

•	Consolidated net premiums written were up 13.4%, with commercial insurance up 10.0% and consumer insurance up 19.9%.

•	Global P&C net premiums written were up 10.5%. North America was up 6.2% and Overseas General was up 19.3%, with growth of 37.2% in Asia and 15.4% for both Europe and Latin America.

•

P&C underwriting income was a record $1.52 billion, up 35.2%, with a combined ratio of 85.5%. P&C current accident year underwriting income excluding catastrophe losses was $1.64 billion, up 21.1%, with a combined ratio of 84.3%.

•	Life Insurance net premiums written were $1.45 billion, up 20.3%, and segment income was $263 million, up 43.5%.

•	Pre-tax net investment income was $1.37 billion, up 30.2%, and adjusted net investment income was $1.49 billion, up 33.0%. Both were records.

•

Annualized return on equity (ROE) was 23.6% and annualized core operating ROE was 21.9%. Annualized core operating return on tangible equity (ROTE) was 35.3%. Excluding the tax benefit, ROE, core operating ROE, and core operating ROTE were 15.6%, 14.7%, and 23.9%, respectively.

YEAR

•

Net income and core operating income were $9.03 billion and $9.34 billion, respectively, up 72.1% and 45.2%, and included the tax benefit noted above of $1.14 billion, or $2.74 per share. Excluding the tax benefit from the fourth quarter, net income and core operating income were $7.89 billion and a record $8.20 billion, respectively, up 50.4% and 27.6%, and on a per share basis were $19.06 and a record $19.80.

•	Consolidated net premiums written were up 13.5%, with commercial insurance up 8.6% and consumer insurance up 24.2%.

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Chubb Limited News Release

•

Global P&C net premiums written were up 10.0%, with commercial insurance up 8.5% and consumer insurance up 13.8%. North America was up 8.2% and Overseas General was up 13.7%, with growth in Asia, Europe, and Latin America of 24.7%, 9.4%, and 14.8%, respectively.

•

P&C underwriting income was $5.46 billion, up 19.9%, leading to a P&C combined ratio of 86.5% compared with 87.6% prior year. P&C current accident year underwriting income excluding catastrophe losses was $6.52 billion, up 11.1%, leading to a 83.9% combined ratio compared with 84.2% prior year. All were records.

•	Life Insurance net premiums written were $5.47 billion, up 51.5%, and segment income was $1.05 billion, up 58.8%.

•	Pre-tax net investment income was $4.94 billion, up 31.9%, and adjusted net investment income was $5.34 billion, up 32.8%. Both were records.

•

ROE was a record 16.4% and core operating ROE was 15.4%. Core operating ROTE was a record 24.2%. Excluding the tax benefit, ROE, core operating ROE, and core operating ROTE were 14.5%, 13.6%, and 21.6%, respectively.

ZURICH – January 30, 2024 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended December 31, 2023 of $3.30 billion, or $8.03 per share, and core operating income of $3.41 billion, or $8.30 per share. Book value per share and tangible book value per share increased 14.4% and 24.1%, respectively, from September 30, 2023, and, excluding the tax benefit increased 12.2% and 20.2%. Book value per share and tangible book value per share now stand at $146.83 and $87.98, respectively. Book value was favorably impacted by after-tax net realized and unrealized gains of $4.88 billion in the company’s investment portfolio, principally due to the mark-to-market impact from declining interest rates in the fixed-income portfolio. Book value per share and tangible book value per share excluding AOCI increased 4.5% and 6.1%, respectively, from September 30, 2023, and, excluding the tax benefit, increased 2.7% and 3.3%.

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Chubb Limited News Release

Chubb Limited

Fourth Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

		As Adjusted			As Adjusted

	Q4	Q4		(Per Share)
	2023	2022	Change	2023	2022	Change

Net income	$3,300	$1,311	151.7%	$8.03	$3.13	156.5%
Cigna integration expenses and other, net of tax	16	24	(33.3)%	0.04	0.05	(20.0)%
Adjusted net realized (gains) losses, net of tax	(59)	334	NM	(0.14)	0.81	NM
Market risk benefits (gains) losses, net of tax	153	5	NM	0.37	0.01	NM

Core operating income, net of tax	$3,410	$1,674	103.6%	$8.30	$4.00	107.5%

Net income excluding tax benefit	$2,165	$1,311	65.1%	$5.27	$3.13	68.4%
Core operating excluding tax benefit	$2,275	$1,674	35.8%	$5.54	$4.00	38.5%

Annualized return on equity (ROE)	23.6%	10.7%
Core operating return on tangible equity (ROTE)	35.3%	18.2%
Core operating ROE	21.9%	11.7%

“As Adjusted”: Financial data for 2022 is adjusted, as applicable, and presented in accordance with the LDTI U.S. GAAP guidance adopted on 1/1/2023. Refer to page 12 for additional information.

For the year ended December 31, 2023, net income was $9.03 billion, or $21.80 per share, and core operating income was $9.34 billion, or $22.54 per share. Book value per share and tangible book value per share increased 20.5% and 21.3%, respectively, from December 31, 2022, and, excluding the tax benefit, increased 18.2% and 17.5%. Book value was favorably impacted by after-tax net realized and unrealized gains of $3.17 billion in the company’s investment portfolio, principally due to the mark-to-market impact in the fixed-income portfolio. Tangible book value included the adverse impact of $3.53 billion after tax for Chubb’s portion of goodwill and other intangible assets related to the consolidation of Huatai Group. Book value per share and tangible book value per share excluding AOCI increased 11.8% and 8.3%, respectively, from December 31, 2022, and, excluding the tax benefit, increased 9.8% and 5.4%.

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Chubb Limited News Release

Chubb Limited

Full Year Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

		As Adjusted			As Adjusted

	FY	FY		(Per Share)
	2023	2022	Change	2023	2022	Change

Net income	$9,028	$5,246	72.1%	$21.80	$12.39	75.9%
Cigna integration expenses and other, net of tax	58	57	1.8%	0.14	0.13	7.7%
Adjusted net realized (gains) losses, net of tax	(56)	1,206	NM	(0.14)	2.85	NM
Market risk benefits (gains) losses, net of tax	307	(80)	NM	0.74	(0.19)	NM

Core operating income, net of tax	$9,337	$6,429	45.2%	$ 22.54	$15.18	48.5%

Net income excluding tax benefit	$7,893	$5,246	50.4%	$19.06	$12.39	53.8%
Core operating excluding tax benefit	$8,202	$6,429	27.6%	$19.80	$15.18	30.4%

Annualized return on equity (ROE)	16.4%	9.6%
Core operating return on tangible equity (ROTE)	24.2%	17.0%
Core operating ROE	15.4%	11.1%

For the years ended December 31, 2023 and 2022, the tax expenses (benefits) related to the table above were $(173) million and $(130) million, respectively, for adjusted net realized gains and losses; and $687 million and $1.38 billion, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had a record fourth quarter which contributed to a blowout year – the best in our company’s history. The quarter’s results included double-digit P&C premium growth globally, record P&C underwriting income with a world-class 85.5% combined ratio, record investment income, and strong life operating income, all leading to exceptional operating earnings on both a per-share and dollar basis. Our results, both earnings and book value related, were positively impacted in a significant way by a one-time deferred tax benefit related to Bermuda’s new income tax law. Core operating income was $2.3 billion excluding the tax benefit, up 36%, or $5.54 per share, up 39%. The one-time tax benefit then added $1.1 billion or $2.76 per share.

“Our full-year performance tells a compelling story: Core operating income of $9.3 billion, or a record $8.2 billion excluding the tax benefit; P&C underwriting income of $5.5 billion with a combined ratio of 86.5%; investment income of $5.3 billion; life income over $1 billion; and consolidated net premiums written growth of 13.5%. Shareholder returns for the year were excellent. Core operating ROE was 15.4% and our return on tangible equity was 24.2%. For the year, per-share book and tangible book value each grew by over 20%.

“In the quarter, P&C premiums were up 12.5% and life insurance premiums were up 20%. Of the 12.5% P&C growth, consumer lines were up 20% while commercial P&C was up 10%, which was, in fact, stronger growth

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Chubb Limited News Release

than the full-year average. Chubb is a globally diversified company, and our growth in the quarter demonstrates the broad-based nature of our operations: P&C premiums were up 9.4% in North America, 37.2% in Asia, and 15.4% for both Europe and Latin America.

“In North America, commercial P&C premiums in the quarter were up 4.4%, impacted by growth of only 1.4% in our Major Accounts division. Growth was adversely impacted by pre-planned underwriting actions we took in a segment of our large account primary and excess casualty business. These actions impact future growth in underwriting income. We fully expect North America Commercial’s growth to return to more robust levels beginning with the first quarter.

“In the quarter, continuing the trend we experienced all year, commercial P&C rates and price increases across the majority of our global portfolio were strong and exceeded loss costs, which were stable. Pricing in our P&C lines was up 12.4% in North America and 10.1% in our international retail business, while financial lines pricing globally continued to decrease led by public D&O. At year-end, our loss reserves were in an exceptionally strong position – as strong as they have ever been.

“We have a lot of momentum around the world going into the first quarter and have hit the ground running. Notwithstanding the obvious fact that we are in the risk business and CAT volatility is a reality, we are confident in our ability to continue growing operating earnings at a double-digit pace through P&C revenue growth and underwriting margins, investment income, and life income.”

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Chubb Limited News Release

Operating highlights for the quarter ended December 31, 2023 were as follows:

		As Adjusted
Chubb Limited	Q4	Q4
(in millions of U.S. dollars except for percentages)	2023	2022	Change

Consolidated
Net premiums written (increase of 12.0% in constant dollars)	$11,596	$10,226	13.4%

P&C
Net premiums written (increase of 11.3% in constant dollars)	$10,146	$9,021	12.5%
Underwriting income	$1,517	$1,121	35.2%
Combined ratio	85.5%	88.0%
Current accident year underwriting income excluding catastrophe losses	$1,640	$1,354	21.1%
Current accident year combined ratio excluding catastrophe losses	84.3%	85.6%

Global P&C (excludes Agriculture)
Net premiums written (increase of 9.2% in constant dollars)	$9,539	$8,637	10.5%
Underwriting income	$1,565	$1,228	27.4%
Combined ratio	83.7%	85.9%
Current accident year underwriting income excluding catastrophe losses	$1,692	$1,493	13.2%
Current accident year combined ratio excluding catastrophe losses	82.4%	82.9%

Life Insurance
Net premiums written (increase of 17.2% in constant dollars)	$1,450	$1,205	20.3%
Segment income (increase of 38.4% in constant dollars)	$263	$182	43.5%

•	Consolidated net premiums earned increased 12.8%, or 11.4% in constant dollars. P&C net premiums earned increased 11.8%, or 10.6% in constant dollars.

•	Operating cash flow was $3.19 billion and adjusted operating cash flow was $2.74 billion for the quarter.

•

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $300 million (2.9 percentage points of the combined ratio) and $257 million, respectively, compared with $400 million (4.2 percentage points of the combined ratio) and $323 million, respectively, last year.

•	Total pre-tax and after-tax favorable prior period development were $177 million and $184 million, respectively, compared with $167 million for both pre-tax and after-tax last year.

•	Total capital returned to shareholders in the quarter was $1.07 billion, including share repurchases of $720 million at an average purchase price of $225.58 per share, and dividends of $351 million.

•

On December 18, 2023, the company increased its ownership in Huatai with the closing of an incremental 4.5% interest, bringing its total aggregate interest in Huatai to 76.5% as of December 31, 2023. On January 2, 2024, the company further closed on an incremental 2.9% interest, raising its total aggregate interest in Huatai to approximately 79.5%.

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Chubb Limited News Release

Operating highlights for the year ended December 31, 2023 were as follows:

		As Adjusted
Chubb Limited	FY	FY
(in millions of U.S. dollars except for percentages)	2023	2022	Change

Consolidated
Net premiums written (increase of 13.5% in constant dollars)	$47,361	$41,720	13.5%

P&C
Net premiums written (increase of 9.9% in constant dollars)	$41,896	$38,112	9.9%
Underwriting income	$5,460	$4,555	19.9%
Combined ratio	86.5%	87.6%
Current accident year underwriting income excluding catastrophe losses	$6,515	$5,861	11.1%
Current accident year combined ratio excluding catastrophe losses	83.9%	84.2%

Global P&C (excludes Agriculture)
Net premiums written (increase of 10.0% in constant dollars)	$38,708	$35,205	10.0%
Underwriting income	$5,314	$4,390	21.0%
Combined ratio	85.7%	87.1%
Current accident year underwriting income excluding catastrophe losses	$6,348	$5,693	11.5%
Current accident year combined ratio excluding catastrophe losses	83.0%	83.3%

Life Insurance
Net premiums written (increase of 50.9% in constant dollars)	$5,465	$3,608	51.5%
Segment income (increase of 58.4% in constant dollars)	$1,049	$661	58.8%

•	Consolidated net premiums earned increased 13.3%, or 13.1% in constant dollars. P&C net premiums earned increased 9.4%, or 9.3% in constant dollars.

•	Operating cash flow was $12.63 billion and adjusted operating cash flow was $12.18 billion for the year. Both were records.

•

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $1.83 billion (4.5 percentage points of the combined ratio) and $1.50 billion, respectively, compared with $2.18 billion (5.9 percentage points of the combined ratio) and $1.80 billion, respectively, last year.

•	Total pre-tax and after-tax favorable prior period development were $773 million and $604 million, respectively, compared with $876 million and $729 million, respectively, last year.

•	Total capital returned to shareholders for the year was $3.88 billion, including share repurchases of $2.48 billion at an average purchase price of $209.52 per share, and dividends of $1.40 billion.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended December 31, 2023 are presented below:

		As Adjusted

Chubb Limited	Q4	Q4
(in millions of U.S. dollars except for percentages)	2023	2022	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$6,743	$6,162	9.4%
Combined ratio	81.9%	88.5%
Current accident year combined ratio excluding catastrophe losses	82.5%	84.0%

North America Commercial P&C Insurance
Net premiums written	$4,662	$4,463	4.4%
Major accounts retail and excess and surplus (E&S) wholesale	$2,788	$2,682	3.9%
Middle market and small commercial	$1,874	$1,781	5.2%
Combined ratio	76.4%	84.3%
Current accident year combined ratio excluding catastrophe losses	79.0%	80.8%

North America Personal P&C Insurance
Net premiums written	$1,474	$1,315	12.1%
Combined ratio	86.2%	89.3%
Current accident year combined ratio excluding catastrophe losses	80.4%	77.1%

North America Agricultural Insurance
Net premiums written	$607	$384	58.2%
Combined ratio	105.8%	117.2%
Current accident year combined ratio excluding catastrophe losses	106.1%	122.1%

Overseas General Insurance
Net premiums written (increase of 15.0% in constant dollars)	$3,216	$2,696	19.3%
Commercial P&C (increase of 10.1% in constant dollars)	$1,911	$1,688	13.2%
Consumer P&C (increase of 23.2% in constant dollars)	$1,305	$1,008	29.5%
Combined ratio	85.9%	79.6%
Current accident year combined ratio excluding catastrophe losses	85.2%	84.8%

Life Insurance
Net premiums written (increase of 17.2% in constant dollars)	$1,450	$1,205	20.3%
Segment income (increase of 38.4% in constant dollars)	$263	$182	43.5%

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Chubb Limited News Release

•

North America Commercial P&C Insurance: Net premiums written increased 4.4% with P&C lines up 6.3% and financial lines down 2.1%. Growth in net premiums written and in P&C lines were adversely impacted by 3.0 and 4.0 percentage points, respectively, due to planned corrective underwriting actions in Major Accounts primary and excess casualty. One-half of the reduction in premium was due to increased client risk retentions with the balance lost business. The actions result in improved underwriting margins. The combined ratio decreased 7.9 percentage points, primarily reflecting higher favorable prior period development and lower catastrophe losses. The current accident year combined ratio excluding catastrophe losses decreased 1.8 percentage points, reflecting a 2.2 percentage point decrease in the loss ratio and a 0.4 percentage point increase in the expense ratio primarily from higher pension expenses reflecting financial market conditions at the time of valuation late in 2022.

•

North America Personal P&C Insurance: Net premiums written increased 12.1%. The combined ratio decreased 3.1 percentage points, reflecting a 3.1 percentage point decrease in the loss ratio. The current accident year combined ratio excluding catastrophe losses increased 3.3 percentage points, including a 3.4 percentage point increase in the loss ratio primarily from a favorable reserve action in the prior year of 2.6 percentage points, which did not repeat this quarter.

•

North America Agricultural Insurance: The combined ratio decreased 11.4 percentage points, reflecting a 12.7 percentage point decrease in the loss ratio and a 1.3 percentage point increase in the expense ratio. The current accident year combined ratio excluding catastrophe losses decreased 16.0 percentage points, including a 17.3 percentage points decrease in the loss ratio. The prior year combined ratio included a true-up to projected full-year crop insurance results reflecting late season development. The full year combined ratio was 95.4%.

•

Overseas General Insurance: The combined ratio increased 6.3 percentage points, primarily reflecting lower favorable prior period development and higher catastrophe losses. The current accident year combined ratio excluding catastrophe losses increased 0.4 percentage point, including a 0.7 percentage point increase in the loss ratio and a 0.3 percentage point decrease in the expense ratio, primarily due to the consolidation of Huatai.

•

Life Insurance: Segment income was $263 million, up 43.5%, principally driven by growth in International life which increased $102 million, up 90.2%, reflecting earnings from Huatai and higher net investment income. In addition, the prior year included a non-recurring $52 million adverse adjustment related to Huatai. Combined Insurance North America segment income decreased primarily due to a favorable reserve development in the prior year.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the year ended December 31, 2023 are presented below:

		As Adjusted

Chubb Limited	FY	FY
(in millions of U.S. dollars except for percentages)	2023	2022	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$28,303	$26,109	8.4%
Combined ratio	84.9%	85.4%
Current accident year combined ratio excluding catastrophe losses	82.1%	82.2%

North America Commercial P&C Insurance
Net premiums written	$19,237	$17,889	7.5%
Major accounts retail and excess and surplus (E&S) wholesale	$11,653	$10,782	8.1%
Middle market and small commercial	$7,584	$7,107	6.7%
Combined ratio	81.6%	83.3%
Current accident year combined ratio excluding catastrophe losses	80.5%	81.1%

North America Personal P&C Insurance
Net premiums written	$5,878	$5,313	10.6%
Combined ratio	89.7%	87.5%
Current accident year combined ratio excluding catastrophe losses	80.1%	78.9%

North America Agricultural Insurance
Net premiums written	$3,188	$2,907	9.7%
Combined ratio	95.4%	94.2%
Current accident year combined ratio excluding catastrophe losses	94.7%	94.4%

Overseas General Insurance
Net premiums written (increase of 13.3% in constant dollars)	$12,575	$11,060	13.7%
Commercial P&C (increase of 11.8% in constant dollars)	$7,633	$6,865	11.2%
Consumer P&C (increase of 15.7% in constant dollars)	$4,942	$4,195	17.8%
Combined ratio	85.3%	84.6%
Current accident year combined ratio excluding catastrophe losses	85.1%	85.4%

Life Insurance
Net premiums written (increase of 50.9% in constant dollars)	$5,465	$3,608	51.5%
Segment income (increase of 58.4% in constant dollars)	$1,049	$661	58.8%

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Chubb Limited News Release

•

North America Commercial P&C Insurance: Net premiums written increased 7.5% with P&C lines up 9.9% and financial lines down 1.7%. The combined ratio decreased 1.7 points, primarily reflecting lower catastrophe losses. The current accident year combined ratio excluding catastrophe losses decreased 0.6 percentage points, including a 1.1 percentage point decrease in the loss ratio and a 0.5 percentage point increase in the expense ratio primarily from higher pension expenses reflecting financial market conditions at the time of valuation late in 2022.

•

North America Personal P&C Insurance: Net premiums written increased 10.6%. The combined ratio increased 2.2 percentage points, primarily reflecting higher catastrophe losses and lower favorable prior period development. The current accident year combined ratio excluding catastrophe losses increased 1.2 percentage points, including a 0.9 percentage point increase in the loss ratio and a 0.3 percentage point increase in the expense ratio. The increase in the expense ratio is primarily from higher pension expenses as noted above.

•

North America Agricultural Insurance: The combined ratio increased 1.2 percentage points, primarily reflecting lower favorable prior period development. The current accident year combined ratio excluding catastrophe losses increased 0.3 percentage points, including a 0.7 percentage point increase in the expense ratio and a 0.4 percentage point decrease in the loss ratio.

•

Overseas General Insurance: The combined ratio increased 0.7 percentage points, primarily reflecting lower favorable prior period development and higher catastrophe losses. The current accident year combined ratio excluding catastrophe losses decreased 0.3 percentage points, including a 0.6 percentage point decrease in the expense ratio and a 0.3 percentage point increase in the loss ratio.

•

Life Insurance: Segment income was $1.05 billion, up 58.8%, including earnings from Huatai and underlying improvement in Asia. The current year included $50 million related to higher than expected asset management fee income and dividend income in Huatai, and the favorable impact of reserve development in Combined Insurance North America.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated December 31, 2023, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its fourth quarter earnings conference call on Wednesday, January 31, 2024 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

“As Adjusted”: Effective January 1, 2023, the company adopted the Long-Duration Targeted Improvements (LDTI) U.S. GAAP guidance, which principally impacted the Life Insurance segment. LDTI requires more frequent updating of assumptions and a standardized discount rate for long-duration contracts, a requirement to use the fair value measurement model for policies with market risk benefits, and amortization of deferred acquisition costs on a constant level basis. Under LDTI, the company’s reinsurance programs covering variable annuity guarantees (principally guaranteed minimum death benefits and guaranteed minimum income benefits) meet the definition of market-risk benefits (MRB) and are measured at fair value and are now reported within “Market risk benefits” in the financial statements. The impact to 2022 results was immaterial.

Effective July 1, 2023, the company acquired a majority controlling interest in Huatai Group (Huatai), and applied consolidation accounting beginning in the third quarter. In this release, business activity for, and the financial position of, Huatai is reported at 100%, as required, except for core operating income, net income, book value, tangible book value, ROE, per share data, and certain other key metrics, which include only the company’s ownership interest and exclude the non-controlling interest.

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Chubb Limited News Release

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 40,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from certain acquisitions of $7 million and $5 million in Q4 2023 and Q4 2022, respectively, and including investment income of $109 million and $60 million in Q4 2023 and Q4 2022, respectively, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $21 million and $41 million for full-year 2023 and 2022, respectively, and the investment income from private equity partnerships was $385 million and $240 million for full-year 2023 and 2022, respectively. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income (loss) excludes the Life Insurance segment and is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, Cigna integration expense, amortization of fair value of acquired invested assets and debt, income tax expense, adjusted net realized gains (losses), and market risk benefits gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude P&C catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, relates only to Chubb income, which excludes noncontrolling interests. It excludes from Chubb net income the after-tax impact of adjusted net realized gains (losses), market risk benefit gains (losses), Cigna integration expenses, the amortization of fair value adjustment of acquired invested assets and long-term debt related to certain acquisitions. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of fair value adjustments on purchased invested assets and long-term

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debt related to certain acquisitions due to the size and complexity of these acquisitions. We also exclude Cigna integration expenses, which are incurred by the overall company and are included in Corporate. These expenses include legal and professional fees and all other costs directly related to the integration activities of the Cigna acquisition. The costs are not related to the on-going activities of the individual segments and are therefore also excluded from our definition of segment income. We believe these integration expenses are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average Chubb shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on MRB, all net of tax. For the ROTE calculation, the denominator is also adjusted to exclude Chubb goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of these items as these are heavily influenced by changes in market conditions. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is Chubb shareholders’ equity less Chubb goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

Metrics adjusted for the impact of the enactment of the Bermuda Tax Law are adjusted to exclude the one-time deferred tax benefit of $1.14 billion, giving recognition for transition provisions of the Bermuda Tax Law. We believe that excluding the impact of the one-time deferred tax benefit provides a better evaluation of our operating performance and enhances the understanding of the trends in the underlying business that may be obscured by this one-time item.

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Adjusted operating cash flow is Operating cash flow excluding the operating cash flow related to the net investing activities of Huatai’s asset management companies as it relates to the Consolidated Investment Products as required under consolidation accounting. Because these entities are investment companies, we are required to retain the investment company presentation in our consolidated results, which means, we include the net investing activities of these entities in our operating cash flows. Due to the significant impact that this required investment company classification has on the presentation of the company’s operating cash flow, the company has elected to remove the impact of these net investing activities of these investment companies. The investment company presentation is not consistent with our consolidated cash flow presentation. These net investing activities are more appropriately classified outside of operating cash flows, consistent with our consolidated investing activities, and may impact a reader’s analysis of our underlying operating cash flow related to the core insurance company operations. Accordingly, we believe that it is appropriate to adjust operating cash flow for the impact of these consolidated investment products.

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

 Chubb Limited

 Summary Consolidated Balance Sheets

 (in millions of U.S. dollars, except per share data)

 (Unaudited)

		As Adjusted
	December 31 2023	December 31 2022
Assets
Investments	$136,735	$113,551
Cash and restricted cash	2,621	2,127
Insurance and reinsurance balances receivable	13,379	11,933
Reinsurance recoverable on losses and loss expenses	19,952	18,859
Goodwill and other intangible assets ($25,314 represents Chubb portion as of 12/31/2023)	26,461	21,669
Other assets	29,713	30,878

Total assets	$228,861	$199,017

Liabilities
Unpaid losses and loss expenses	$80,122	$75,747
Unearned premiums	22,051	19,713
Other liabilities	62,997	53,038

Total liabilities	165,170	148,498

Shareholders’ equity
Chubb shareholders’ equity, excl. AOCI	66,316	60,704
Accumulated other comprehensive income (loss) (AOCI)	(6,809)	(10,185)

Chubb shareholders’ equity	59,507	50,519
Noncontrolling interests	4,184	-

Total shareholders’ equity	63,691	50,519

Total liabilities and shareholders’ equity	$228,861	$199,017

Book value per common share	$146.83	$121.85
Tangible book value per common share	$87.98	$72.51
Book value per common share, excl. AOCI	$163.64	$146.42
Tangible book value per common share, excl. AOCI	$102.78	$94.90

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Chubb Limited News Release

 Chubb Limited

 Summary Consolidated Financial Data

 (in millions of U.S. dollars, except share, per share data, and ratios)

 (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31

		As Adjusted		As Adjusted

	2023	2022	2023	2022
Gross premiums written	$13,646	$12,440	$57,526	$51,978
Net premiums written	11,596	10,226	47,361	41,720
Net premiums earned	11,897	10,544	45,712	40,360
Losses and loss expenses	6,163	5,739	24,100	22,572
Policy benefits	1,063	873	3,628	2,314
Policy acquisition costs	2,117	1,924	8,259	7,339
Administrative expenses	1,048	916	4,007	3,395
Net investment income	1,371	1,053	4,937	3,742
Net realized gains (losses)	(123)	(149)	(607)	(1,085)
Market risk benefits gains (losses)	(153)	(5)	(307)	80
Interest expense	173	154	672	570
Other income (expense):
Gains (losses) from separate account assets	11	74	(45)	(42)
Other	275	(172)	881	(47)
Amortization of purchased intangibles	84	74	310	285
Cigna integration expenses	18	22	69	48
Income tax expense (benefit) (1)	(678)	332	511	1,239

Net income	$3,290	$1,311	$9,015	$5,246
Less: NCI income (loss)	(10)	-	(13)	-

Chubb net income	$3,300	$1,311	$9,028	$5,246

Diluted earnings per share:
Chubb net income	$8.03	$3.13	$21.80	$12.39
Core operating income	$8.30	$4.00	$22.54	$15.18

Weighted average shares outstanding	410.7	418.9	414.2	423.5

(1) 2023 includes a one-time deferred tax benefit of $1.14 billion.

P&C combined ratio
Loss and loss expense ratio	59.8%	62.1%	60.6%	62.0%
Policy acquisition cost ratio	17.8%	17.9%	17.8%	17.8%
Administrative expense ratio	7.9%	8.0%	8.1%	7.8%

P&C combined ratio	85.5%	88.0%	86.5%	87.6%

P&C underwriting income	$1,517	$1,121	$5,460	$4,555

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